EXHIBIT 10.1

SEPARATION AGREEMENT

BY AND BETWEEN

FARMERS NATIONAL BANC CORP.

AND

JOHN S. GULAS

This Separation Agreement (“Agreement”) is entered into by Farmers National Banc Corp., an Ohio corporation (“Corporation”) and John S. Gulas (“Mr. Gulas”), (collectively, the “Parties”) to describe the terms and conditions of Mr. Gulas’ separation from service with the Corporation.

ARTICLE 1 EFFECTIVE DATE OF AGREEMENT

This Agreement will become effective as defined in Section 7.04[4].

ARTICLE 2 SEPARATION

2.01 Separation and Resignation. Mr. Gulas agrees:

[1] At the close of business on the November 4, 2013 (the “Termination Date”), Mr. Gulas’ employment relationship terminated involuntarily and without cause, as defined in the Amended and Restated Employment Agreement of December 30, 2011 (the “Employment Agreement”), with the Corporation and any other entity with whom the Corporation would be considered a single employer under Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”) (all such entities related through common ownership to the Corporation are called “Group Members” and the Corporation and all Group Members collectively are called the “Group”); and

[2] Effective as of the Effective Date, resign from the Board of Directors of the Corporation and any Group Member; and

[3] That Mr. Gulas’ termination of employment shall constitute a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE 3 CONSIDERATION

In consideration of the mutual promises and agreements of the Parties hereto and for other good and valuable consideration, and subject to (a) Mr. Gulas’ execution and non-revocation of this Agreement; (b) any restrictions imposed under Section 409A of the Code, the Parties agree as follows:

3.01 Separation Pay, Cash Incentive Plan, PTO, Expenses and Supplemental Retirement Plan.

3.01.1 The Corporation will pay to Mr. Gulas the following amounts:

a)	Separation Pay. On the first regular payday following May 5, 2014 (i) a lump sum payment in the amount of One Hundred Fifty-Two Thousand One Hundred Eighty-Two Dollars and Eight Cents ($152,182.08) (representing six months of annual salary), and (ii) the first of sixty (60) equal semi-monthly installments of Twelve Thousand Six Hundred Eighty-One Dollars and Eighty-Three Cents ($12,681.83) each, the remainder of which shall paid in accordance with the Corporation’s regular payroll practices.

b)	2012 Cash Incentive Plan and accrued/unused PTO. Within ten (10) days of the Effective Date, a lump sum payment equal to Sixty-Five Thousand Four Hundred Six Dollars ($65,406.00), representing all unused PTO as of the Termination Date ($24,583.00) plus the amounts remaining to be paid with respect to Mr. Gulas’ participation in the Corporation’s 2012 Cash Incentive Plan ($40,823.00); and

c)	2013 Cash Incentive Plan. The Corporation and Mr. Gulas agree that Mr. Gulas was eligible to participate in the 2013 Cash Incentive Plan, and the Corporation and Mr. Gulas agree to determine any payout under the 2013 Cash Incentive Plan with respect to the objective metrics established for Mr. Gulas under the 2013 Cash Incentive Plan (as indicated on Exhibit A attached hereto), without regard to any subjective adjustment upward or downward, and on the basis of Mr. Gulas’ pro rata participation, if any, from January 1, 2013 through the Termination Date. The Corporation’s Compensation Committee pursuant to its responsibility to oversee the 2013 Cash Incentive Plan has determined that the objective thresholds were not attained for the calendar year 2013 and therefore Mr. Gulas is not entitled to any payment under the 2013 Cash Incentive Plan.

All foregoing payments will be less all withholding deductions for applicable federal, state and local income and employment taxes and any applicable court authorized support withholdings. The foregoing payments and payment dates are expressly conditioned on the expiration of the period described in Section 7.04[4] herein below.

3.01.2. Mr. Gulas is entitled to retirement benefits specifically conditioned upon and subject to the terms of the Farmers National Bank 401(k) Retirement Savings Plan (the “401(k) Retirement Plan”).

3.01.3. Mr. Gulas acknowledges that the Corporation has reimbursed him for all business expenses which he incurred during his employment.

3.02 Long-Term Incentive Plans. Over time, Mr. Gulas has been granted certain long-term cash and/or equity awards under various plans which are controlled by provisions relating to separation from employment as contained in the plans and the award agreements (“Awards”) through which they were granted. The Parties understand, and Mr. Gulas expressly acknowledges, that all such current and future equity awards, including specifically those granted in 2011 and 2012 under the Long Term Incentive Plan and in 2013 under the 2012 Equity Incentive Plan, shall be forfeited upon his separation from service at the Termination Date in accordance with the terms and conditions of the plans and Awards; provided, however, that the Parties acknowledge that Mr. Gulas was granted certain stock options under a 1999 Stock Option

Plan and a July 22, 2008 option grant. In accordance with the terms and conditions of the 1999 Stock Option Plan and the July 22, 2008 Grant of Incentive Stock Option Plan, Mr. Gulas has exercised all of the options under the plans and Five Thousand (5,000) shares of stock were deposited into Mr. Gulas’ brokerage account, thereby completing all obligations and terminating all rights with regard to all outstanding stock options.

3.03 Effect of Other Severance Benefits — No Duplicate Payments. Regardless of any other provision of this Agreement and except as specifically provided in this Agreement, all amounts paid under this Article 3 will be in lieu of any amounts, if any, payable to Mr. Gulas from any broad-based severance program in which Mr. Gulas may have been eligible to participate and, by signing this Agreement, Mr. Gulas specifically waives any rights to receive amounts, if any, from any broad-based severance program. Nothing in this Article 3 is intended to result in the duplication of any payments or benefits provided to Mr. Gulas prior to the execution of this Agreement or under the terms of any other agreement, plan or program by and between Mr. Gulas and the Corporation (“Prior Agreements”) maintained or sponsored by the Corporation on or before the Effective Date.

Mr. Gulas acknowledges that he heretofore has received all compensation and benefits as an employee of the Corporation and will receive all scheduled compensation and benefits through the Termination Date, and, except to the extent mentioned above, he is entitled to no additional compensation or benefit as an employee of the Corporation.

ARTICLE 4 POST-TERMINATION OBLIGATIONS

4.01 Confidentiality of Mr. Gulas. Mr. Gulas acknowledges and agrees that Mr. Gulas will not, directly or indirectly communicate or divulge any Confidential Information relating to the Corporation to any other person or business entity. For purposes of this Agreement, “Confidential Information” shall refer to any proprietary information relating to the conduct of the business of the Corporation, including the Corporation’s unique business methods and compilations of information that has caused or continues to cause the Corporation to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Corporation’s methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like.

All records, files, plans, documents and the like relating to the business of the Corporation, including but not limited to Confidential Information which Mr. Gulas has prepared, used or come into contact with shall remain the sole property of the Corporation, shall not be copied without written permission, and shall be returned immediately to the Corporation upon termination of Mr. Gulas’ employment with the Corporation, or at the Corporation’s request at any time. Further, Mr. Gulas will not directly or indirectly use or disclose to any other person or business entity the Corporation’s secret or Confidential Information without the prior written consent of an officer of the Corporation. Mr. Gulas further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the Corporation’s secret or Confidential Information to any other person or business entity. Mr. Gulas also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which Mr. Gulas may produce or which may have been given to Mr. Gulas in connection with Mr. Gulas’ employment, are the property of the Corporation and it shall be Mr. Gulas’ obligation to deliver the same to the Corporation upon request, and upon termination of Mr. Gulas’ employment with the Corporation for any reason.

4.02 Intellectual Property Rights. Mr. Gulas acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable, under copyright or trademark laws, or otherwise protectable under similar laws) that Mr. Gulas may have conceived of, suggested, made, invented, developed or implemented during the course of Mr. Gulas’ employment with the Corporation (whether individually or jointly with any other person), relating in any way to the business of the Corporation, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein (all of which consists of “Work Product”), shall be the sole, exclusive and absolute property of the Corporation. All such Work Product shall be deemed to be works for hire and, further, Mr. Gulas hereby assigns to the Corporation all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Corporation may desire to obtain. Mr. Gulas will immediately disclose all Work Product to the Corporation and agrees, at any time upon the Corporation’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Corporation respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Corporation.

4.03 Confidentiality of the Parties. The Parties agree that the events leading to this Agreement and the facts, terms, existence and amount of this Agreement are confidential and shall not be disclosed by either Party except as required by legal process and then only after notice is first given by the Party seeking to make disclosure, such that the other Party will have a reasonable opportunity to oppose disclosure. Both Parties agree that they will exercise their best efforts to cause their attorneys, representatives and other agents to maintain the confidentiality and terms and provisions of this Agreement. Notwithstanding the foregoing, [1] Mr. Gulas may disclose the terms of this Agreement to his spouse, financial advisors, attorneys or accountants, applicable government taxing authorities, to the extent necessary to comply with regulatory requirements of his prospective and/or future employers, and Mr. Gulas may disclose the terms and conditions of Section 4.05 to prospective employers; [2] Both Parties and their counsel agree not to disclose to any person, including any members of the press or any other media or in any non-judicial public or private forum, any information concerning the terms, facts, existence or amount of this Agreement; [3] The Corporation may disclose facts concerning this Agreement to employees with a specific business reason to know, members of the Board of Directors, insurers, and others to the extent required by local, state or federal law, including without limitation federal securities laws; and [4] Both Parties represent and agree that they have not disclosed the facts, terms, existence or amount of this Agreement to anyone other than their attorneys, spouse, employees and Board members with a specific business need to know, or financial advisors.

4.04 Return of Materials. The Corporation acknowledges and agrees that Mr. Gulas has returned to the Corporation all property of the Corporation or any Group Member which was in his possession, including, but not limited to, company cell phone/smart phone, memoranda, books, papers, computer files, laptops, tablets, credit cards, keys and access devices Mr. Gulas acknowledges and agrees that the Corporation has delivered to him all of his personal property which was on the Corporation’s premises at the time of Mr. Gulas’ termination of employment.

4.05 Non-Competition, Non-Solicitation of Employees and Non-Solicitation of Customers.

[1] Definition of “the Business”. The Business of the Corporation includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.

[2] Non-Competition. Following the termination of employment by Gulas or the Corporation for any reason whatsoever, Mr. Gulas will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly, as owner, partner, joint venturer, stockholder (excluding the ownership of publicly-traded securities where such ownership does not exceed 1% of such securities outstanding), employee, officer, director, agent, principal, trustee or any other business capacity whatsoever, engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same Business as the Corporation in any county where the Corporation maintains a branch or loan production office at the time of termination of Mr. Gulas’ employment.

[3] Non-Solicitation Customers. Following the termination of Mr. Gulas’ employment by Mr. Gulas or the Corporation for any reason whatsoever, Mr. Gulas will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly solicit business from any customers, clients or business patrons of the Corporation who were customers, clients or business patrons of the Corporation at the time of termination of Mr. Gulas’ employment.

[4] Non-Solicitation of Employees. Following the termination of Mr. Gulas’ employment by Mr. Gulas or the Corporation for any reason whatsoever, Mr. Gulas will not, for a period of twenty-four (24) consecutive months after the date of termination, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Corporation at the time of termination of Gulas’ employment.

[5] Injunctive Relief. Mr. Gulas recognizes and understands that the Corporation may not have an adequate remedy at law for the breach or threatened breach by Mr. Gulas of the confidentiality, intellectual property and post-employment restrictions set forth in this Agreement and Mr. Gulas agrees that in the event of any such breach, the Corporation may, in addition to the other remedies which may be available to it, file a suit to enjoin Mr. Gulas from violation and breach of this Agreement. In the event the Corporation obtains a permanent injunction against Mr. Gulas after notice and the opportunity to appear, Mr. Gulas will be liable to pay all costs, including reasonable attorneys’ fees, which the Corporation may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Corporation in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Sections 4.05 [2], [3] or [4] this Agreement shall be brought in the courts of Mahoning County, Ohio and Mr. Gulas expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. Mr. Gulas acknowledges and agrees that the remedy at law for any breach of Sections 4.05 [2], [3] or [4] of this Agreement will be inadequate, and that the Corporation shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Corporation may have for any such breach. In addition to the injunctive remedies described herein, Mr. Gulas acknowledges and agrees that in the event of a final judicial determination against Mr. Gulas with respect to an actual or threatened breach by Mr. Gulas of Sections 4.05 [2], [3] or [4] of this Agreement, the Corporation shall be entitled to withhold any remaining Severance Payments payable under Section 3.01 of this Agreement.

ARTICLE 5 ASSIGNMENT OF AGREEMENT

5.01 Except as specifically provided in this section, the Corporation may not assign this Agreement to any person or entity that is not a Group Member. However, this Agreement may and will be assigned or transferred to, and will be binding upon and inure to the benefit of, any successor of the Corporation, in which case this Agreement will be interpreted and applied by substituting that successor for the “Corporation” under the terms of this Agreement. For these purposes, “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Corporation.

5.02 Mr. Gulas may not assign the duties allocated to him under this Agreement to any other person or entity. However, this Agreement will inure to the benefit of and be enforceable by Mr. Gulas’ personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6 DISPUTE RESOLUTION

6.01 Except as set forth in Article 4.05[5] of this Agreement, any controversy or dispute which arises in connection with the validity, construction, application, enforcement or breach of this Agreement shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The fees and costs of arbitration (other than attorney fees and costs) shall be borne equally by the parties. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the AAA, and any arbitration under this Article 6 shall take place at a mutually agreeable location in Cuyahoga County, Ohio. Judgment upon an award rendered by an arbitrator under this Article 6 may be entered in any court of competent jurisdiction.

6.02 The Corporation and Mr. Gulas will share equally the arbitrator’s fee and other costs associated with any arbitration.

ARTICLE 7 RELEASES, WAIVERS AND REVOCATION RIGHTS

7.01 Release by Mr. Gulas. Mr. Gulas does hereby fully and forever surrender, release, acquit and discharge the Corporation, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for cost of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Gulas’ employment with the Corporation or any Group Member, Mr. Gulas’ relationship with the Corporation or any Group Member and/or the termination of Mr. Gulas’ employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Gulas specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act and the Employee Retirement Income Security Act of 1974. This release of Mr. Gulas’ rights is knowing and voluntary. Notwithstanding the foregoing to the contrary the Corporation acknowledges that Mr. Gulas does not release herein the following: i) any rights or claims which may arise after the Effective Date of this Agreement); ii) any rights he has under this Agreement; iii) any rights he may have regarding the enforcement of this Agreement; iv) his rights under COBRA; v) claims that cannot by law be released through this Agreement, vi) any rights which may exist by virtue of being as a shareholder of the Corporation; or vii) any rights under the Indemnification Agreement dated May 1, 2011.

7.02 Release by the Corporation. Mr. Gulas represents and warrants that he has not engaged in any fraudulent or unlawful activity or conduct concerning Corporation. Mr. Gulas acknowledges that Corporation is relying on the veracity of Mr. Gulas’ statements as a condition to this Agreement and the following release. In consideration of the execution of this Agreement and in reliance upon the foregoing representations, the Corporation does hereby fully and forever surrender, release, acquit and discharge Mr. Gulas, his agents, administrators, insurers, assigns, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for cost of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Gulas’ employment with the Corporation or any Group Member, Mr. Gulas’ relationship with the Corporation or any Group Member and/or the termination of Mr. Gulas’ employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, the Corporation specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged tort, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws. Notwithstanding the foregoing, nothing in this Agreement constitutes a release or waiver of claims which may arise after the Effective Date of this Agreement, claims involving the enforcement of this Agreement, claims that cannot by law be released through this Agreement, claims that may be assigned to an insurer of Corporation, or claims based upon a breach of the representations made by Mr. Gulas in this Section 7.02.

7.03 Waiver of Right to Sue. Except for a suit to enforce the Corporation’s promises and obligations contained in this Agreement, Mr. Gulas further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Corporation, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Gulas’ employment. Notwithstanding the foregoing, Mr. Gulas does not waive his right to participate in a lawsuit in the event that an action is brought by the shareholders of the Corporation against the Corporation.

7.04 Older Workers’ Benefit Protection Act Waiver. Mr. Gulas has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Gulas is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Gulas waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after the Effective Date of this Agreement and challenges to the validity of the ADEA waiver. In connection with the releases in Section 7.02 and waivers in Section 7.03 of any and all claims or disputes that Mr. Gulas has or may have on the date hereof, Mr. Gulas makes the following acknowledgements:

7.04.1. By signing this Agreement, Mr. Gulas waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

7.04.2. In consideration of the releases, waivers and covenants made by Mr. Gulas under this Agreement, Mr. Gulas will receive the benefits in the amounts and manner described in Article 3 of this Agreement.

7.04.3. Mr. Gulas represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Gulas has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

7.04.4. Mr. Gulas understands that this Agreement shall be effective on the eighth day after Mr. Gulas and the Corporation execute the Agreement (“Effective Date”), provided that the Agreement is not revoked by Mr. Gulas within that (7) seven day period after he signs the

Agreement. For a period of (7) seven days after he signs the Agreement, Mr. Gulas has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Corporation. In the event that Mr. Gulas does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Gulas revokes this Agreement, Mr. Gulas shall not be entitled to any of the consideration set out in this Agreement.

ARTICLE 8 MISCELLANEOUS

8.01 Notices. Any notices, consents, requests, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Mr. Gulas at the last address he has filed in writing with the Corporation or, in the case of the Corporation, to the Chief Executive Officer at the Corporation’s principal offices.

8.02 Post-Separation Benefits. Mr. Gulas is eligible to participate in certain retirement benefits under certain post-retirement benefit plans applicable to him. Actual retirement benefits are governed by plan documents for such plans, as may be amended from time to time. Mr. Gulas is not eligible to participate in any Corporation-sponsored retiree medical plan.

8.03 Entire Agreement. Except for the 401(k) Retirement Plan, the 1999 Stock Option Plan and a July 22, 2008 option grant and the Indemnification Agreement dated May 1, 2011, this Agreement supersedes any prior agreements or understandings, oral or written, between the Parties, or between Mr. Gulas and the Corporation, with respect to the subject matter described in this Agreement and constitutes the entire agreement of the Parties with respect to any matter covered in this Agreement.

8.04 Amendment and Modification. This Agreement may not be varied, altered, modified, canceled, changed or in any way amended except by written agreement of the Parties. However, by signing this Agreement, Mr. Gulas agrees, without any further consideration, to consent to any amendment necessary to comply with Section 409A of the Code.

8.05 Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.

8.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.

8.07 Tax. Mr. Gulas will be responsible for the payment of all taxes associated with any payments or benefits provided under this Agreement.

8.08 Cooperation and Non-Disparagement. Mr. Gulas agrees that he shall fully and completely cooperate with Corporation, the Group and Group’s counsel in connection with any legal or administrative matter currently pending or hereafter brought against the Group or any of the Released Parties. Mr. Gulas agrees that he will not knowingly make statements that are false and defamatory about the Corporation, and Corporation agrees not to knowingly make statements that are false and defamatory about Mr. Gulas. In determining whether a statement is false and defamatory, the common law of Ohio shall apply and all privileges and defenses to a claim of defamation shall be applicable. Provided further that, for purposes of this Section, a statement shall be considered to be made by the Corporation only if it is made by the Officers or Directors of the Corporation or any executive that reports directly to the Chief Executive Officer of the Corporation.

8.09 Neutral Reference. Mr. Gulas agrees that he is responsible to direct any inquiries of a prospective employer concerning his former employment with the Corporation to: Mark A. Nicastro, Vice President-Director of Human Resources. In the event such an inquiry is made, the Corporation agrees to respond in writing and provide only the dates of Mr. Gulas’ employment and the title of the last position he held there. The Corporation will not be responsible for any inquiries made to any other person or entity, including any inquiries to any current or former employee. Moreover, the terms of this Section shall not apply to any disclosures by the Corporation required by any state or federal law, rule, or regulation, or pursuant to a subpoena or other Court order.

8.10 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions described in this Agreement, [1] will not constitute a waiver of that or any other term, covenant or condition, and [2] will not constitute a waiver or relinquishment of the Parties’ right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.

8.11 Governing Document. The terms of this Agreement will supersede and control over any conflicting language in any other agreement, plan, program or practice of the Corporation except as expressly provided in Section 8.03.

8.12 Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.

8.13 Section 409A of the Code. This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be interpreted and administered consistent with such intent. Notwithstanding the foregoing, nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment for Mr. Gulas.

8.14 Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.15 Approvals. The Corporation represents and warrants to Mr. Gulas that it has taken all corporate action necessary to authorize this Agreement.

[Remainder Of The Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the dates set forth below.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick	Date signed:	3/15/14
Name:	Kevin J. Helmick
Title:	President & CEO

John S. Gulas

/s/ John S. Gulas		Date signed:	3/15/14

EXHIBIT A

Earnings Per Share (65% weight) as of 12/31/2013
Entry: Target: Max.:	$.54 $.55 $.58

Efficiency Ratio (35% weight) as of 12/31/2013
Entry: Target: Max.:	72% 69% 67%

Payout will be determined by EPS and Efficiency Ratio measures with a +/- 20% multiplier based on Board assessment of the CEO’s performance.

Texas Ratio* As Circuit Breaker Only 20%		If Texas Ratio is above 20%, no payout will be made.